Exhibit 10.38
DANA HOLDING CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT
Date of Grant:
     1. The Award and the Plan. As of the Date of Grant set forth in the Award Notification preceding or accompanying this Nonqualified Stock Option Agreement (the “Agreement”), Dana Holding Corporation (“Dana”) grants to you an Option Right (the “Option”) to purchase the number of its shares of Common Stock at the price per share which represents at least the Market Value Per Share on the Date of Grant (the “Option Price”) all as set forth in such Award Notification. The Option Right is intended as a nonqualified stock option and will not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Internal Revenue Code of 1986, as amended. Any undefined terms in this Agreement appearing as defined terms will have the same meaning as they do in the Dana Holding Corporation 2008 Omnibus Incentive Plan, as amended and/or restated from time to time (the “Plan”). Dana will provide a copy of the Plan to you upon request.
     2. Right to Exercise.
     (a) Subject to Sections 2(b) and (c), 4 and 6 below, the Option will become exercisable as set forth in the award communication previously provided to you if you remain continuously employed by either Dana or any Subsidiary until such time. To the extent the Option is exercisable, it may be exercised in whole or in part.
     (b) Notwithstanding Section 2(a) above, the Option will become immediately exercisable in full, if at any time prior to the termination of the Option, a Change in Control will occur.
     (c) Notwithstanding Section 2(a) above, if you should die or become Disabled while in the employ of Dana or any Subsidiary, this Option will immediately become exercisable in full and will remain exercisable until terminated in accordance with Section 4 below.
     3. Payment. The Option Price will be payable (a) in cash or by check or by wire transfer of immediately available funds, as acceptable to Dana, (b) by actual or constructive transfer to Dana of nonforfeitable, unrestricted shares of Common Stock that have been owned by you for more than six (6) months prior to the date of exercise, or (c) by a combination of such methods of payment. The requirement of payment in cash will be deemed satisfied if you have made arrangements satisfactory to Dana with a bank or a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of the shares being purchased so that the net proceeds of the sale transaction will at least equal the Option Price plus payment of any applicable withholding taxes and pursuant to which the bank or broker undertakes to deliver the full Option Price plus payment of any applicable withholding taxes to Dana on a date satisfactory to Dana, but not later than the date on which the sale transaction will settle in the ordinary course of business.
     4. Termination. This Option will terminate on the earliest of the following dates:
     (a) The date on which you cease to be an employee of Dana or any Subsidiary, if your employment with Dana or a Subsidiary is terminated for Cause;
     (b) Six (6) months after you cease to be an employee of Dana or a Subsidiary, unless you cease to be an employee by reason of death, Disability, Normal Retirement or termination for Cause;

     (c) One (1) year after your death if you die while an employee of Dana or a Subsidiary (in which case the Option becomes immediately exercisable in full pursuant to Section 2(c) herein);
     (d) Three (3) years after your permanent and total disability if you become Disabled (as described in Section 2(c) above) while an employee of Dana or a Subsidiary; and
     (e) Ten (10) years from the Date of Grant.
     5. Option Nontransferable. This Option is not transferable by you otherwise than by will or the laws of descent and distribution.
     6. Compliance with Law. Dana will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, this Option will not be exercisable if such exercise would result in a violation of any such law.
     7. Adjustments. Dana will make any adjustments in the Option Price and in the number or kind of shares of Common Stock or other securities covered by the Option that Dana may determine to be equitably required to prevent any dilution or expansion of your rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, reverse stock split, combination of shares, recapitalization or other change in the capital structure of Dana, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation involving Dana or other distribution of assets, issuance of rights or warrants to purchase securities of Dana, or (c) other transaction or event having an effect similar to any of those referred to in Section 7(a) or 7(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence will occur, Dana will provide in substitution of any or all of your rights under this Agreement such alternative consideration as Dana may determine in good faith to be equitable under the circumstances. In addition, for each Option Right with an Option Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board may in its sole discretion elect to cancel such Option Right without any payment to you regardless of holding an Option Right.
     8. No Dividend Equivalents. You will not be entitled to dividend equivalents.
     9. Taxes and Withholding. If Dana will be required to withhold any federal, state, local or foreign tax in connection with the exercise of this Option, it will be a condition to such exercise that you pay or make arrangements satisfactory to Dana for payment of all such taxes. You may elect that all or any part of such withholding requirement be satisfied by retention by Dana of a portion of the shares purchased upon exercise of this Option. If such election is made, the shares so retained will be credited against such withholding requirement at the Market Value Per Share on the date of exercise. In no event, however, will Dana accept shares of Common Stock for payment of taxes in excess of required tax withholding rates.
     10. No Employment Contract. This Option is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing in this Agreement will give you any right to continue employment with Dana or any Subsidiary, as the case may be, or interfere in any way with the right of Dana or a Subsidiary to terminate your employment.
     11. Relation to Other Benefits. Any economic or other benefit to you under this Agreement or the Plan will not be taken into account or considered as salary or compensation in determining any benefits to which you may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Dana or any Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Dana or a Subsidiary.
     12. Information. Information about you and your participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. You understand that such processing of this information may need to be carried out by Dana and its Subsidiaries and by third party administrators whether such persons are located within your country or elsewhere, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above.
     13. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan will govern. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, will, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Option hereunder. By your acceptance of the Option under this Agreement, you acknowledge receipt of a copy of the Prospectus for the Plan and your agreement to the terms and conditions of the Plan and this Agreement.
     14. Compliance with Section 409A of the Code. To the extent applicable, it is intended that the options granted under this Agreement and the Plan be “stock rights” exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan will be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
     15. Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the your rights under this Agreement without your consent (provided, however, that your consent will not be required to an amendment that is deemed necessary by Dana to ensure compliance with Section 409A of the Code).
     16. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
     17. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement will inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of Dana.
     18. Governing Law. This Agreement will be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principles of conflict of laws thereof.
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     IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Dana Holding Corporation and by you, both as of the day and year first above written.
DANA HOLDING CORPORATION

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